Exhibit 99.1

October 31, 2014
Earnings Report
September 30, 2014

Dear Shareholders:

We are pleased to announce year to date net income increased 11.0% to $5.4 million as of September 30, 2014, from $4.9 million as of September 30, 2013. Year to date diluted earnings per share increased 10.6% to $1.99 from $1.80 during the same period last year. The increase in year to date earnings is largely attributable to higher net interest income and lower provision expense.

Quarter to date net income increased from $1.37 million as of September 30, 2013 to $1.72 million as of September 30, 2014. Quarter to date diluted earnings per share increased 23.5% to $0.63 from $0.51 during the same period last year. The increase in quarterly earnings is primarily due to higher net interest income and lower income tax expense relative to the same period last year.

Total assets were $794.1 million at September 30, 2014, which represents a 7.1% increase from the period ended September 30, 2013. The overall net increase in total assets was driven by a 10.0% increase in total loans, which was funded by a 2.6% increase in deposits and a 32.7% increase in other borrowed funds.

The third quarter of 2014 was a busy quarter at the Bank. In addition to the asset growth achieved during the quarter, we were active in community events and new product rollouts. We concluded our very successful participation in the Kentucky Bank Tennis Championships held in Lexington at the end of July. Prior to the Championships, we hosted free children's tennis clinics in all of the counties we serve. On October 3, we were happy to announce our continued title sponsorship of the Tennis Championships for 2015. Earlier in the quarter, we were excited to begin offering our new Rewards Credit Card which allows customers to accumulate points toward travel, merchandise, and cash back. When combined with our Rewards Debit Card, which was released on October 27, our joint Rewards program is very unique in the markets we serve and provides our customers with a significant value enhancement to our core service offerings.

We have recently announced that Allen Johnson has been promoted to Market President of our Harrison County Region. Allen's strong background in both lending and agriculture will be most beneficial as he assumes his new responsibilities.

As highlighted in recent quarterly reports, we have achieved loan growth through geographic expansion and deeper market penetration. While this growth is encouraging, the outlook on loan demand and overall economic conditions remain uncertain which, when combined with heightened regulatory pressure, continue to make for a challenging banking environment. Despite the headwinds, we are moving forward with strategic opportunities in a measured manner to build and reaffirm a strong foundation for future growth. As always, we will continue to consider opportunities for further expansion, including possible acquisitions that advance our growth objectives and extend our abilities to provide Premier Customer Service to current and future customers. We will do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.

/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED
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CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 9/30/2014       9/30/2013        Change


Assets
  Cash & Due From Banks                        $  17,101,536   $  18,528,313       -7.7%
  Securities                                     214,143,042     210,341,434        1.8
  Trading Assets                                   5,324,903               -        n/a
  Loans Held for Sale                                753,923         911,802      -17.3
  Loans                                          510,994,170     464,866,284        9.9
  Reserve for Loan Losses                          5,705,949       5,501,274        3.7
    Net Loans                                    505,288,221     459,365,010       10.0
  Federal Funds Sold                                 140,000         139,000        0.7
  Other Assets                                    51,372,313      52,150,125       -1.5
     Total Assets                              $ 794,123,938   $ 741,435,684        7.1%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 161,173,790   $ 152,766,219        5.5%
    Savings & Interest Checking                  251,508,047     233,594,860        7.7
    Certificates of Deposit                      175,636,008     187,124,934       -6.1
      Total Deposits                             588,317,845     573,486,013        2.6
  Repurchase Agreements                           11,289,429       9,938,881       13.6
  Other Borrowed Funds                           110,429,969      83,235,389       32.7
  Other Liabilities                                7,987,817       5,461,368       46.3
    Total Liabilities                            718,025,060     672,121,651        6.8
  Stockholders' Equity                            76,098,878      69,314,033        9.8
    Total Liabilities & Stockholders' Equity   $ 794,123,938   $ 741,435,684        7.1%
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CONSOLIDATED INCOME STATEMENT

                                                  Nine Months Ending                     Three Months Ending
                                                                   Percentage                             Percentage
                                        9/30/2014     9/30/2013      Change     9/30/2014     9/30/2013     Change
Interest Income                        $ 22,170,545  $ 20,898,202      6.1%    $ 7,482,735   $ 7,105,286      5.3%
Interest Expense                          2,804,477     2,498,257     12.3         945,037       860,330      9.8
  Net Interest Income                    19,366,068    18,399,945      5.3       6,537,698     6,244,956      4.7
Loan Loss Provision                         500,000       850,000    -41.2         300,000       250,000     20.0
  Net Interest Income After Provision    18,866,068    17,549,945      7.5       6,237,698     5,994,956      4.0
Other Income                              7,427,211     7,779,374     -4.5       2,490,043     2,349,490      6.0
Other Expenses                           20,194,037    19,356,542      4.3       6,964,701     6,735,821      3.4
  Income Before Taxes                     6,099,242     5,972,777      2.1       1,763,040     1,608,625      9.6
Income Taxes                                703,980     1,111,658    -36.7          43,256       241,748    -82.1
  Net Income                           $  5,395,262  $  4,861,119     11.0%    $ 1,719,784   $ 1,366,877     25.8%
Net Change in Unrealized Gain (Loss)
 on Securities                            5,079,921    (7,530,786)   167.5          99,219    (1,553,869)   106.4
  Comprehensive Income (Loss)          $ 10,475,183  $ (2,669,667)   492.4%    $ 1,819,003   $  (186,992) 1,072.8%

Selected Ratios
  Return on Average Assets                     0.91%         0.90%                    0.85%         0.75%
  Return on Average Equity                     9.81          8.96                     9.06          8.02

  Earnings Per Share                        $  1.99       $  1.80                  $  0.63       $  0.51
  Earnings Per Share - assuming dilution       1.99          1.80                     0.63          0.51
  Cash Dividends Per Share                     0.75          0.72                     0.25          0.24
  Book Value Per Share                        27.97         25.47
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  Market Price                         High        Low         Close
    Third Quarter '14                 $28.85      $26.10      $28.85
    Second Quarter '14                 27.50       23.75       26.74